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                                                                    Exhibit 99.1

                                  GARTNER, INC.
                          2003 LONG-TERM INCENTIVE PLAN

1. Purpose of the Plan. The purpose of this 2003 Long-Term Incentive Plan is to enable the Company to provide incentive to eligible employees, officers, consultants and directors whose present and potential contributions are important to the continued success of the Company, to afford these individuals the opportunity to acquire a proprietary interest in the Company, and to enable the Company to enlist and retain qualified personnel. This purpose will be effected through the granting of (a) stock options, (b) stock appreciation rights, (c) restricted stock awards, (d) long-term performance awards, and (e) director common stock equivalents.

2.   Definitions.

         (a) "Award" means an Option, SAR, Restricted Stock Award, Long-Term Performance Award or Common Stock Equivalent awarded under the Plan.

         (b) "Award Agreement" means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award.

         (c) "Board" means the Board of Directors of the Company.

         (d) "Change in Control" means the happening of any of the following:

                  (i) when any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, a Subsidiary or a Company employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty (50%) of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors (other than as a result of a repurchase of securities by the Company or in connection with a transaction described in clause (ii) below); or

                  (ii) a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

                  (iii) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all the Company's assets; or

                  (iv) a change in the composition of the Board occurring after approval of the Plan by the Company's stockholders, as a result of which fewer than a majority of the Directors holding voting rights on the Board are Incumbent Directors.

         (e) "Code" means the Internal Revenue Code of 1986, as amended.

         (f) "Committee" means a Committee appointed by the Board in accordance with Section 10 to administer the Plan or, if no Committee is appointed, the entire Board.

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         (g) "Common Stock" means the Class A Common Stock of the Company.

         (h) "Common Stock Equivalent" means a right to receive Shares in the future that may be granted to an Outside Director pursuant to Section 9.

         (i) "Company" means Gartner, Inc., a Delaware corporation.

         (j) "Consultant" means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services, provided that the term "Consultant" shall not include Directors who are paid only a director's fee by the Company or who are not compensated by the Company for their services as Directors.

         (k) "Director" means a member of the Board and, except for the purposes of determining the eligibility for grants of Options under Section 9, also means any Director Emeritus appointed in accordance with the Company's Bylaws.

         (l) "Employee" means any person, including any officer or Director, employed by the Company or any Parent or Subsidiary of the Company. A Director whose services to the Company are limited to services as a Director will not be considered "employed" by the Company.

         (m)"Exchange Act" means the Securities Exchange Act of 1934, as amended.

         (n) "Existing Plans" means the Company's 1993 Director Stock Option Plan, 1994 Long Term Option Plan, 1996 Long Term Stock Option Plan, 1998 Long Term Stock Option Plan and 1999 Stock Option Plan.

         (o) "Fair Market Value" means, as of any date, the fair market value of the Common Stock as determined in good faith by the Committee. Absent a specific determination by the Committee to the contrary, the fair market value of the Common Stock will be the closing price of the Common Stock reported on a consolidated basis on the New York Stock Exchange on the relevant date or, if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred.

         (p) "Freestanding SARs" means a SAR granted under Section 6 without a related Option.

         (q) "Incentive Stock Option" means an Option that is intended to qualify as an "incentive stock option" under Section 422 of the Code or any successor provision.

         (r) "Incumbent Directors" means Directors who either are (A) directors of the Company as of the date the Plan is approved by the Company's stockholders, or (B) elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors (or majority of the Incumbent Directors serving as members of any nominating or similar committee of the Board) at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors).

         (s) "Long-Term Performance Award" means an award under Section 8. A Long-Term Performance Award will permit the recipient to receive a cash or stock bonus upon satisfaction of such Performance Objectives as the Committee may determine.

         (t) "Nonstatutory Stock Option" means an Option that is not intended to qualify as an Incentive Stock Option.

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         (u) "Option" means an option to purchase Shares of Common Stock granted under Section 5 or 9(f).

         (v) "Outside Director" means a Director who is not an Employee.

         (w) "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

         (x) "Participant" means any person who receives an Award under the Plan.

         (y) "Performance Objectives" means the performance objectives established under this Plan for Participants who receive grants of Long-Term Performance Awards or, if determined by the Committee, Restricted Stock Awards. Any Performance Objectives that are intended to qualify as "performance-based compensation" under Section 162(m) of the Code shall be limited to specified levels of, or increases in, the Company's, Parent's or Subsidiary's return on equity, earnings per share, total earnings, earnings growth, return on capital, return on assets, economic value added, earnings before interest and taxes, sales growth, gross margin return on investment, increase in the Fair Market Value of the Shares, share price (including, but not limited to, growth measures and total stockholder return), net operating profit, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investment (which equals net cash flow divided by total capital), internal rate of return, increase in net present value or expense targets. Except in the case of an Award intended to qualify under Section 162(m) of the Code, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or other circumstances render the Performance Objectives unsuitable, the Committee may modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.

         (z) "Plan" means this 2003 Long-Term Incentive Plan.

         (aa) "Quarterly Compensation" means the retainer fee and committee fees, as applicable, that an Outside Director receives from the Company for each of the Company's fiscal quarters.

         (bb) "Restricted Stock" means shares of Common Stock that are subject to a risk of forfeiture or other restrictions that will lapse upon the satisfaction of specified conditions or the achievement of specified Performance Objectives.

         (cc) "Restricted Stock Award" means a grant under Section 7 of Restricted Stock or the right to purchase Restricted Stock.

         (dd) "Rule 16b-3" means Rule 16b-3 under the Exchange Act or any successor rule, as in effect when discretion is being exercised with respect to the Plan.

         (ee) "SAR" means a stock appreciation right granted under Section 6.

         (ff) "Share" means a share of Common Stock, as adjusted in accordance with Section 11.

         (gg) "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

         (hh) "Tandem SAR" means a SAR granted under Section 6 in connection with a related Option.

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3.   Shares Available Under the Plan.

         (a) Subject to adjustment under Section 11, 10,000,000 Shares are reserved and available for distribution to Participants and their beneficiaries under the Plan, less any Shares that are the subject of new awards under the Existing Plans during the period from January 1, 2003 through the date that such awards are prohibited under Section 22.

         (b) The following Shares will continue to be available for distribution under this Plan through the grant of additional Awards:

              -             Shares subject to any Award that is canceled,
                  expires or lapses for any reason;

              -             Shares used to pay the exercise or purchase price
                  under any Award, or to satisfy any tax withholding obligation attributable to any Award, whether such Shares are withheld by the Company upon exercise of the Award or are tendered by the Participant from previously owned Shares; and

              -             Shares available under any Award to the extent the
                  Award is settled in cash rather than Shares.

         (c) The payment of stock dividends and dividend equivalents settled in Shares on outstanding Awards will not reduce the number of Shares available for distribution under the Plan.

4.   Eligibility, Award Limits and Other General Matters.

         (a) All Employees and Consultants selected by the Committee for their potential to contribute to the success of the Company are eligible to participate in this Plan. Outside Directors may be granted Nonstatutory Stock Options and Common Stock Equivalents under Section 9, but are otherwise ineligible to participate in the Plan.

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         (b)  The following limits will apply to Awards under the Plan:

                - No more than 2,000,000 Shares may be issued under the Plan as Restricted Stock Awards, Freestanding SARs or, to the extent payable in or measured by the value of Shares, Long-Term Performance Awards during the life of the Plan. Restricted Stock that is forfeited, and any Freestanding SARs or such Long-Term Performance Awards that are forfeited or that otherwise lapse without being exercised, will be restored to the number of shares available under this limitation.

                - No Participant may receive Options, Freestanding SARs,
                   Restricted Stock Awards or, to the extent payable in or measured by the value of Shares, Long-Term Performance Awards during any one (1) fiscal year of the Company covering in the aggregate more than 1,000,000 Shares.

                - No Participant may receive Long-Term Performance Awards
                   payable in cash and not measured by the value of Shares during any one (1) fiscal year of the Company covering an amount in excess of $2,500,000.

         (c) The Committee, in its discretion, may grant Awards on terms and conditions that vary from Participant to Participant.

         (d) Each Award under this Plan, other than an award of Common Stock Equivalents, will be evidenced by a written Award Agreement between the Company and the Participant in such form and containing such provisions, not inconsistent with this Plan, as the Committee, in its discretion, determines from time to time. Common Stock Equivalents will be evidenced by the Company on a book-entry basis and administered in accordance with this Plan.

         (e) The Company may, but will not be required to, issue any fractional Share under the Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

         (f) This Plan does not constitute a contract of employment, and adoption of the Plan or the grant of any Award will not confer upon any Employee any right to continued employment or interfere in any way with the right of the Company (or its Parent or any Subsidiary) to terminate the employment of any Employee at any time. This Plan or the grant of any Award does not confer upon any Director any right to continuation of service as a director or any right to nomination as a Director, or interfere in any way with any rights that a Director or the Company may have to terminate his or her directorship at any time.

         (g) Unless otherwise determined by the Committee, Awards may not be sold, pledged, assigned, transferred or disposed of in any manner other than by will or by the laws of descent or distribution, and during the lifetime of a Participant may be exercised only by a Participant. The Committee may, in its discretion, provide for the transfer of an Award by a Participant to any member of the Participant's immediate family. In such case, the Award will be exercisable only by such transferee. Following transfer, any such Award will continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer. For purposes of this Section 4(g), a Participant's "immediate family" shall mean any of the following who have acquired the Award from the Participant through a gift or domestic relations order: a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, trusts for the exclusive benefit of these persons and any other entity owned solely by these persons, and such other persons and entities as shall be eligible to be included as transferees in the Form S-8 Registration Statement under the Securities Act of 1933, as amended, filed or to be filed by the Company to register shares of Common Stock to be issued upon the exercise of Awards granted under the Plan.

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         (h) Unless otherwise determined by the Committee, the date of grant of an Award will be the date on which the Committee makes the determination to grant such Award.

         (i) The Committee may determine the manner in which the exercise price or purchase price is payable with respect to any Award, which may include: (i) cash in the form of currency or check or other cash equivalent acceptable to the Company; (ii) nonforfeitable, unrestricted Shares owned by the Participant which have a Fair Market Value at the time of exercise that is equal to the price payable by the Participant; (iii) any other legal consideration that the Committee may deem appropriate, including restricted Shares or other Shares that are subject to risk or forfeiture or restrictions on transfer, on such basis as the Committee may determine; or (iv) any combination of the foregoing. Unless otherwise determined by the Committee, whenever any exercise price or purchase price is paid in whole or in part by forfeitable or restricted Shares, the Shares received by the Participant upon the exercise or receipt of the Award shall be subject to the same risks of forfeiture or restrictions on transfer as those that applied to the Shares surrendered by the Participant, provided that such risks of forfeiture and restrictions on transfer shall apply only to the same number of Shares received by the Participant as applied to the forfeitable or restricted Shares surrendered by the Participant. Any Award may provide for deferred payment of the exercise price from the proceeds of the sale of such Shares through a bank or broker.

         (j) The Company may not make loans to Participants for the purpose of paying the exercise price, purchase price or taxes related to any Award. Any of the methods of payment specified in clause (i) above shall not be deemed to be a loan by the Company.

         (k) Unless otherwise determined by the Committee upon the grant of an Award, in the event of a Change in Control of the Company the following provisions shall apply:

                - any Award outstanding on the date of such Change in Control that is not yet exercisable and vested on such date shall become fully exercisable and vested, and will remain exercisable by the Participant for a period of at least ninety (90) days from the date the Participant receives written notice of the Change in Control and the Participant's exercise rights;

                - all restrictions imposed on Restricted Stock will immediately lapse;

                -     all Performance Objectives applicable to Awards will be
                    deemed fully met;

                - each outstanding Common Stock Equivalent shall convert into Shares (as provided in Section 9(d)) immediately prior to the Change in Control; and

                - each outstanding Award shall be assumed by the successor entity (if any) or by a Parent or Subsidiary of the successor entity (if any).

5.   Options.

         (a) Grant of Options. The Committee, in its discretion, may grant Options to eligible Employees and, subject to Section 9, to Outside Directors, subject to the following:

                - each grant will specify the number of Shares issuable upon exercise of the Option;

                - each grant will specify whether it is intended to be an Incentive Stock Option or a Nonstatutory Stock Option;

                - each grant will specify the term during which the Option is exercisable, but no Option will be exercisable more than 10 years after its date of grant;

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                -   each grant will specify the exercise price for the Shares
                    issuable upon exercise of an Option, which price shall not be less than the Fair Market Value of the Shares on the date of grant;

                - each grant will specify the form of consideration to be paid in satisfaction of the exercise price and the manner of payment of such consideration; and

                - each grant will specify the other terms and conditions under which the Shares underlying the Option may be purchased, including any vesting requirements and the treatment of the Option upon termination of the Participant's employment or directorship (including by reason of death or disability).

         (b) Buyout Provisions. The Committee may at any time offer to buy from a Participant an Option previously granted, on such terms and conditions as the Committee shall establish and communicate to the Participant at the time that such offer is made.

         (c) Repricing Prohibited. Except for adjustments made under Section 11, the exercise price for any outstanding Option may not be declared or reduced after the date of grant and any outstanding Option may not be surrendered to the Company as consideration for the grant of a new Option with a lower exercise price without approval of the Company's stockholders.

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6.   SARs.

         (a) Tandem SARs. The Committee may grant Tandem SARs to eligible Employees in connection with all or part of an Option, either concurrently with the grant of the Option or at any time thereafter during the term of the Option, subject to the following:

                - the Tandem SAR will entitle the Participant to exercise it by surrendering to the Company the unexercised Option in connection with which the Tandem SAR was granted. The Participant will receive in exchange from the Company an amount equal to the excess of (i) the Fair Market Value on the date of exercise of the Tandem SAR of the Shares covered by the surrendered Option, over (ii) the exercise price of the Shares covered by the surrendered Option, provided that the Committee may place limits on the amount that may be paid upon exercise of a Tandem SAR, which limits will not restrict the exercisability of the related Option;

                - when a Tandem SAR is exercised, the related Option will cease to be exercisable;

                - a Tandem SAR will be exercisable only when and to the extent that the related Option is exercisable and shall expire no later than the date on which the related Option expires; and

                - each grant will specify the other terms and conditions under which the Tandem SAR is exercisable, including any vesting requirements and the treatment of the Tandem SAR upon termination of the Participant's employment (including by reason of death or disability).

         (b) Freestanding SARs. The Committee may grant Freestanding SARs to eligible Employees without related Options, subject to the following:

                - the Freestanding SAR will entitle the Participant, by exercising the Freestanding SAR, to receive from the Company an amount equal to the excess of (i) the Fair Market Value of the Shares covered by the exercised portion of the Freestanding SAR, as of the date of such exercise, over (ii) the Fair Market Value of the Shares covered by the exercised portion of the Freestanding SAR on the date of grant, provided that the Committee may place limits on the aggregate amount that may be paid upon exercise of a Freestanding SAR;

                - each grant will specify the number of Shares covered by the Freestanding SAR;

                - each grant will specify the term during which the Freestanding SAR is exercisable, but no Freestanding SAR will be exercisable more than 10 years after its date of grant; and

                - each grant will specify the other terms and conditions under which the Freestanding SAR is exercisable, including any vesting requirements and the treatment of the Freestanding SAR upon termination of the Participant's employment (including by reason of death or disability).

7.   Restricted Stock Awards.

         (a) Grant of Restricted Stock. The Committee may grant Restricted Stock to eligible Employees on such terms and conditions as the Committee may determine, subject to the following:

                -        each grant of Restricted Stock will provide that the
                    Restricted Stock will be subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code, on such terms and for such period as may be determined by the Committee;

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                -        each grant will constitute an immediate transfer of the
                    ownership of the Restricted Stock to the Participant in consideration for the performance of services. Unless otherwise determined by the Committee, a Restricted Stock Award will entitle the Participant to dividend, voting and other ownership rights during the period in which the Restricted Stock is subject to substantial risk of forfeiture;

                -        each grant may be made without additional consideration
                    from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value of the Restricted Stock on the date of grant;

                -        each grant will provide that during the period in which
                    the Stock is subject to substantial risk of forfeiture, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent determined by the Committee. Such restrictions may include rights of repurchase or first refusal in favor of the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee;

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                -        any grant or the vesting of any Restricted Stock may be
                    further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 8 of this Plan regarding Long-Term Performance Awards; and

                -        any grant may require that any or all dividends or
                    other distributions paid on the Restricted Stock during the period that it is subject to a substantial risk of forfeiture be automatically set aside and reinvested on an immediate ordeferred basis in additional Shares, which may be subject to the same restrictions as the underlying Restricted Stock or such other restrictions as the Committee may determine.

         (b) Repurchase Option. Unless the Committee determines otherwise, the Award Agreement for each Restricted Stock Award will grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the Participant's employment with the Company for any reason (including death or disability), on such terms and conditions as the Committee shall determine.

         (c) Certificates. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or by the issuance of one or more certificates. Any certificates representing Restricted Stock shall bear a legend as the Committee shall deem appropriate referring to the applicable terms, conditions and restrictions. The Committee may require that each Certificate representing Restricted Stock be held in custody by the Company, together with a stock power endorsed in blank by the Participant, until such Restricted Stock is no longer subject to a substantial risk of forfeiture.

8. Long-Term Performance Awards. The Committee may grant Long-Term Performance Awards to eligible Employees on such terms and conditions as the Committee may determine, subject to the following:

                -          each grant will specify the payment for which the
                    Participant is eligible, which may be a fixed or variable number of Shares (subject to adjustment in accordance with Section 11), or a fixed or variable cash bonus. The Committee may provide any Participant with a choice to elect between Shares, cash and a combination of Shares and cash;

                -          each grant will specify the nature, length and
                    starting date of the performance period during which the payment under the Long-Term Performance Award may be earned;

                -          each grant will specify the Performance Objectives
                    that are to be achieved by the Participant and, to the extent that any payments under the Long-Term Performance Award are variable, the formula under which such payments are to be computed;

                -          each grant will specify the terms and manner of
                    payment of any Shares or amounts earned under the Long-Term Performance Award;

                -          a grant may provide, in the Committee's discretion,
                    for the payment of divided equivalents in cash or additional Shares on a current, deferred or contingent basis; and

                -          no payment will be made with respect to a Long-Term
                    Performance Award until the Committee has determined that the relevant Performance Objectives have been achieved.

9.   AWARDS TO OUTSIDE DIRECTORS.

         (a) Award of Common Stock Equivalents. On an annual basis, each Outside Director may elect to receive up to 50% of his or her compensation in cash and the balance in Common Stock Equivalents.

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Such election shall be made no later than December 31st of each calendar year for the following calendar year, provided that during the first fiscal year during which the Plan is in effect, the elections made by the Outside Directors with respect to the common stock equivalents provided for in the Company's 1993 Director Stock Option Plan shall be deemed to be their elections under this Plan. Beginning on April 1, 2003, and on the first business day of each of the Company's fiscal quarters during the term of this Plan, the Company shall grant to each Outside Director that number of Common Stock Equivalents equal in value to that portion of the Outside Director's Quarterly Compensation for the immediately preceding quarter that he or she has elected to receive in Common Stock Equivalents divided by the Fair Market Value of the Common Stock on such day.

         (b) Book-Entry Account; Nontransferability. The number of Common Stock Equivalents awarded to each Outside Director shall be credited to a book-entry account established in the name of the Outside Director. The Company's obligation with respect to such Common Stock Equivalents will not be funded or secured in any manner. No Common Stock Equivalent may be sold, pledged, assigned, transferred or disposed of in any manner, other than by will, the laws of descent or distribution or pursuant to a qualified domestic relations order, and may be exercised during the life of the Outside Director only by the Outside Director or a permitted transferee.

         (c) Dividends. If the Company pays a cash dividend with respect to the Shares at any time while Common Stock Equivalents are credited to an Outside Director's account, additional Common Stock Equivalents shall be credited to the Outside Director's account equal to (i) the dollar amount of the cash dividend the Outside Director would have received had he or she been the actual owner of the Shares to which the Common Stock Equivalents then credited to the Outside Director's account relate, divided by (ii) the Fair Market Value of one Share on the dividend payment date.

         (d) Conversion. As soon as practicable following the date on which an Outside Director ceases to be a member of the Board for any reason, or as otherwise provided by this Plan, the Company shall deliver to the Outside Director (or his or her designated beneficiary or estate) a number of Shares equal to the whole number of Common Stock Equivalents then credited to the Outside Director's account, or at the Outside Director's option, shall have the Shares credited to an account for the Director with a brokerage firm of the Outside Director's choosing.

         (e) Stockholder Rights. An Outside Director (or his or her designated beneficiary or estate) shall not be entitled to any voting or other stockholder rights as a result of the credit of Common Stock Equivalents to the Outside Director's account, until certificates representing Shares are delivered to the Outside Director (or his or her designated beneficiary or estate) upon conversion of the Outside Director's Common Stock Equivalents to Shares pursuant to Section 9(d).

         (f) Award of Options. (i) Initial Grant. Each Outside Director who shall first join the Board on or after February 1, 2003, shall be granted automatically a Nonstatutory Stock Option to purchase 15,000 Shares on the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company, appointment by the Board to fill a vacancy, or termination of employment by the Company while remaining a Director (a "One-Time Grant").

                (ii) Annual Grant. On each March 1st during the term of this Plan, each Outside Director who shall have been an Outside Director for at least six (6) months as of such date shall automatically receive an Option to purchase 7,000 Shares (an "Annual Grant"). No person shall have any discretion to select which Outside Directors will be granted Options or to determine the number of Shares to be covered by Options granted to Outside Directors.

         (g) Option Terms. The terms of each Option granted under Section 9(f) to an Outside Director shall be as follows:

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                -          the term of the Option shall be ten (10) years;

                -          the Option shall be exercisable only while the
                    Outside Director remains a Director of the Company, except as set forth in Section 9(h);

                -          the exercise price per Share shall be the Fair Market
                    Value on the date of grant of the Option;

                -          each Annual Grant and One-Time Grant shall become
                    exercisable in installments cumulatively as to one-third of the Shares subject to the Option on each anniversary of the date of grant, so that 100% of the Shares granted under any grant shall be exercisable in full three (3) years after the date of grant of the Option, assuming in each case continuous status as a Director; and

                -          no Option may be sold, pledged, assigned, transferred
                    or disposed of in any manner other than by will, the laws of descent or distribution or pursuant to a qualified domestic relations order, and may be exercised, during the life of the Outside Director, only by the Outside Director or a permitted transferee.

         (h) Exercise Following Death, Disability or Other Termination. If an Outside Director dies, the Outside Director's estate or a person who acquired the right to exercise any Option granted under Section 9(f) by bequest or inheritance may exercise the Option, but only within one year following the date of death, and only to the extent that the Outside Director was entitled to exercise it at the date of death (but in no event later than the expiration of its ten-year term). If an Outside Director's directorship terminates as a result of total and permanent disability (as defined in Section 22(e)(3) of the Code), the Outside Director may exercise any Option granted under Section 9(f), but only within six months from the date of such termination, and only to the extent that the Outside Director was entitled to exercise it at the date of such termination (but in no event later than the expiration of its ten-year term). If an Outside Director's directorship terminates (other than upon the Outside Director's death or total and permanent disability), the Outside Director may exercise any Option granted under Section 9(f), but only within 90 days from the date of such termination, and only to the extent that the Outside Director was entitled to exercise it at the date of such termination (but in no event later than the expiration of its ten-year term). To the extent that the Outside Director was not entitled to exercise an Option at the date of such termination, and to the extent that the Outside Director does not exercise such Option (to the extent otherwise so entitled) within the time specified, the Option shall terminate.

         (i) Automatic Reduction of Grant. If any Option granted under Section 9(f) would cause the number of Shares subject to outstanding Awards plus the number of Shares previously issued under this Plan to exceed the number of shares authorized for issuance under Section 3(a), then each such automatic grant shall be for that number of Shares determined by dividing the total number of Shares remaining available for grant by the number of Outside Directors entitled to receive Options on the grant date. No further grants shall be made until such time, if any, as additional Shares become available for grant under the Plan pursuant to Section 3 or through action of the stockholders to increase the number of Shares which may be issued under the Plan.

10.  Administration.

         (a) The Committee. This Plan shall be administered by one or more committees appointed by the Board. If the Board does not appoint a specific committee, the Compensation Committee of the Board, or a subcommittee appointed by the Compensation Committee, shall administer the Plan. Each member of the Committee shall meet such standards of independence as the Board shall determine from time to time. The interpretation and construction by the Committee of any provision of this Plan or of any Award Agreement or other document evidencing the grant of any Award and any determination by the Committee pursuant to any provision of this Plan or any such Award Agreement or other document, shall be final and conclusive. No member of the Committee shall be liable to any person for any such action taken or determination made in good faith.

         (b) Powers of the Committee. Subject to the provisions of the Plan, and in the case of the Committee, subject to the specific duties delegated by the Board to the Committee, the Committee shall have the authority, in its discretion:

                -   to determine the Fair Market Value of the Common Stock;

                - to select the Employees and Consultants to whom Awards are granted;

                - except as provided in Section 9, to determine whether and to what extent Awards are granted;

                - except as provided in Section 9, to determine the number of Shares to be covered by each Award;

                -   to approve forms of agreement for use under the Plan;

                - to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award;

                -   to construe and interpret the provisions of the Plan;

                - to prescribe, amend and rescind rules and regulations relating to the Plan;

                - to determine whether and under what circumstances an Award may be settled in cash instead of Common Stock or Common Stock instead of cash;

                - to modify or amend any Award (subject to the restrictions contained in this Plan, including Sections 5(c) (repricing), 9 (Outside Directors) and 15(b) (rights of Participants));

                - to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award approved by the Committee or provided for in this Plan; and

                - to make all other determinations deemed necessary or advisable for administering the Plan.

11.  Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset
Sale.

         (a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, the number of Shares and other Awards provided for in
Section 9 (Outside Directors), the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, and the limitations set forth in Section 4(b), as well as the price per share of Common Stock covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

         (b) Dissolution or Liquidation. Subject to Section 4(k) (Change in Control), in the event of the proposed dissolution or liquidation of the Company, to the extent that an Award has not been previously exercised, it will terminate immediately prior to the consummation of such proposed action.

         (c) Merger or Asset Sale. Subject to Section 4(k) (Change in Control), if the Company is merged with or into another corporation, or substantially all of its assets are sold, each outstanding Award shall be assumed or an equivalent Award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. If the successor corporation does not agree to assume an Award or to substitute an equivalent Award, the Committee shall provide for the Participant to have the right to exercise the Award, in whole or in part, including Awards that would not otherwise be exercisable. If the Committee makes an Award exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify the Participant that the Award shall be exercisable for at least fifteen (15) days from the date of such notice, and the Award will terminate upon the expiration of the notice period. For the purposes of this Section, an Award shall be considered assumed if, immediately following the merger or sale of assets, the Award confers the right to purchase, for each underlying Share subject to the Award immediately prior to the merger or sale of assets, the consideration (whether stock, cash or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, that if the consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its Parent, the Committee may, with the consent of the successor corporation and the Participant, provide for the consideration to be received upon the exercise of the Award, for each underlying Share, to be solely common stock of the successor corporation or its Parent equal in Fair Market Value to the per Share consideration received by holders of the Common Stock in the merger or sale of assets.

12.  Conditions Upon Issuance of Shares.

         (a) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

         (b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares issuable upon exercise of the Award are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is necessary or desirable.

13. Liability of Company. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

14. Reservation of Shares. During the term of this Plan, the Company will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

15.  Amendment and Termination of the Plan.

         (a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan, but no amendment shall increase the number of Shares available for issuance under the Plan (except as contemplated by Section
11) or increase any of the limitations provided for in Section 4(b) without the further approval of the stockholders of the Company.

         (b) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company.

16. Term of the Plan. The Plan shall become effective upon its approval by the stockholders of the Company as described in Section 22. It shall continue in effect for new Awards until January 31, 2013, unless sooner terminated under
Section 15.

17. Tax and Social Security Indemnity. Each Participant shall indemnify the Company against any tax arising in respect of the grant or exercise of an Award which is a liability of the Participant but for which the Company is required to account under the laws of any relevant jurisdiction. The Company may recover the tax from the Participant in such manner as the Committee deems appropriate, including:

         (a)  withholding Shares or payment upon the exercise of an Award;

         (b) deducting the necessary amount from the Participant's compensation; or

         (c)  requiring the Participant to make a cash payment to the Company.

18.  Options Granted to Employees of French Subsidiaries.

         (a) Purpose. Options granted under the Plan to employees of French subsidiaries are intended to qualify under the French regulations as provided in articles 208-1 to 208-8-2 of the French Company Act (Code des Societes). The purpose of this Section is to specify the applicable rules for Options granted to French Employees and shall not be applicable to any other Employee of the Company.

         (b) General. Options granted to French Employees under the Plan are subject to the provisions of the Plan and any related Award Agreement unless otherwise provided in this Section.

         (c) Eligible Participants. Only Employees of French Subsidiaries are eligible to receive Options. Payment of Director fees by the Company shall not be sufficient to constitute employment for this purpose. Employees of French subsidiaries may not be granted Options if, at the date of grant, they hold more than ten percent (10%) of the Common Stock of the Company.

         (d) Options. Eligible Employees may be granted Options as provided in
Section 5 of the Plan. This Section shall not apply to the grant of SARs, Restricted Stock or Long-Term Performance Awards.

         (e) Option Price. The exercise price of each Option shall be determined as set forth in the Plan but it shall not be less than 80% of the average Fair Market Value of the Common Stock during the twenty (20) market trading days prior to the date of the grant. The exercise price shall remain unchanged once the Option is granted. Any authority of the Committee to reduce the Option exercise price shall, with respect to Options granted to Employees of French Subsidiaries, be limited to the extent that such reduction may not be to a price less than 80% of the average Fair Market Value of the Common Stock during the twenty (20) market trading days prior to the date of such reduction.

         (f) Exercise of the Option. Upon exercise of an Option, Employees of French Subsidiaries will receive Shares of Common Stock and may not settle any Option in cash.

         (g) Qualification of Plan. In order to have the Plan qualify in France, any other provision of the Plan that would be inconsistent with French company law or tax law requirements shall not apply to Employees of French Subsidiaries.

19.  Options Granted to Employees of Italian Subsidiaries.

         (a) Purpose. Options granted under the Plan to Employees of Italian Subsidiaries are intended to qualify under Italian law. The purpose of this
Section is to specify the applicable rules for Options granted to Italian Employees and shall not be applicable to any other Employee of the Company.

         (b) General. Options granted to Italian Employees under the Plan are subject to the provisions of the Plan and any related Award Agreement unless otherwise provided in this Section.

         (c) Eligible Participants. Only Employees of Italian Subsidiaries may be granted Options. The amount of Shares (or related option rights) assigned to each Italian Employee shall not exceed 10% of the voting rights in the ordinary shareholders' meeting or 10% of the capital or equity of the offering Company. This Section shall not apply to the grant of SARs, Restricted Stock or Long-Term Performance Awards granted.

         (d) Option Price. The exercise price of Options granted to Italian Employees shall be the higher of (i) the Fair Market Value determined as set forth in the Plans, and (ii) the average closing price of the Common Stock during the month preceding the grant date. The exercise price shall remain unchanged once the Options are granted. Any authority of the Committee to reduce the Option exercise price shall, with respect to Options granted to Employees of Italian Subsidiaries, be limited to the extent that such reduction may not be to a price less than the price calculated under (ii) above on the grant date.

         (e) Qualification of Plan. In order to have the Plan qualify in Italy, any other provision of the Plan that would be inconsistent with Italian law shall not apply to Employees of Italian subsidiaries.

20.  Options Granted to Employees of Indian and Dutch Subsidiaries.

         (a) Purpose. The purpose of this Section is to specify the applicable rules for Options granted to Indian and Dutch Employees and shall not be applicable to any other Employee of the Company.

         (b) General. Options granted to Indian and Dutch Employees under the Plan are subject to the provisions of the Plan and any related Award Agreement unless otherwise provided in this Section.

         (c) Exercise of Options. The consideration to be paid for Options exercised by Indian and Dutch Employees under the Plan shall be limited to a "cashless exercise", which is delivery of a properly executed exercise notice together with such other documentation as the Committee and any broker approved by the Company, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price.

21. Foreign Jurisdictions. In order to facilitate the making of any Award under this Plan, the Committee may provide for special terms for Awards to Participants who are foreign nationals or who are employed by the Company (or its Parent or any Subsidiary) outside of the United States, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. In addition, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without affecting the terms of this Plan as in effect for any other purpose, provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

22. Stockholder Approval. This Plan shall be subject to approval by the stockholders of the Company at the first annual meeting of stockholders held subsequent to the Board of Director's approval of the Plan. Such stockholder approval shall be obtained as required under applicable state and federal law. As of the date of stockholder approval, no new awards may be made under the Existing Plans. Any awards outstanding under such plans as of the date of stockholder approval of this Plan shall remain outstanding and shall otherwise continue to be subject to the terms and conditions of such plans.